Exhibit 10.1

FIRST AMENDMENT

TO

INTERNATIONAL LETTER OF CREDIT AGREEMENT

THIS FIRST AMENDMENT TO INTERNATIONAL LETTER OF CREDIT AGREEMENT is dated as of the 16th day of July, 2007 (this “First Amendment”), and entered into among GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), GREAT LAKES DREDGE & DOCK COMPANY, LLC, a Delaware limited liability company (the “Guarantor”), and WELLS FARGO HSBC TRADE BANK, N.A. (the “Bank”).

BACKGROUND:

A. The Borrower, the Guarantor and Bank entered into an International Letter of Credit Agreement, dated as of September 29, 2006 (the “Agreement”). Unless specifically defined or redefined below, capitalized terms used herein shall have the meanings ascribed thereto in the Agreement.

B. The Borrower has requested an amendment to the Agreement.

C. The Bank hereby agrees to amend the Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements hereafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are all hereby acknowledged, the Borrower, the Guarantor and the Bank covenant and agree as follows:

SECTION 1. AMENDMENTS.

(a) Amendment to Section 2.1(a). Section 2.1(a) of the Agreement is hereby amended and restated to read as follows:

(a) Upon the terms and conditions and relying upon the representations and warranties herein set forth, the Bank agrees to issue standby Letters of Credit for the account of the Borrower up to an aggregate face amount not exceeding at any one time outstanding the lesser of (i) $24,000,000.00 (such amount, as it may be reduced from time to time pursuant to Section 3.6, being the Bank’s “Commitment”) or (ii) the International Borrowing Base.

(b) Amendment to Section 4.1. Section 4.1 of the Agreement is hereby amended and restated to read as follows:

Facility Fee. The Borrower shall pay to the Bank (i) on July 16, 2007, a non-refundable facility fee in an amount equal to the product of (x) $4,000,000 and (y) the Annual Facility Fee Percentage, prorated for the period of time from July 16, 2007, through the Loan Facility Anniversary Date, and (ii) on each Loan Facility Anniversary Date (other than the Maturity Date), a non-refundable facility fee in an amount equal to the product of (x) the Commitment and (y) the Annual Facility Fee Percentage.

(c) Amendment to Section 9.5. Section 9.5 of the Agreement is hereby amended and restated to read as follows:

9.5 Financial Covenants

(a) Maximum Total Leverage. The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Total Leverage Ratio”) of (i) the aggregate unpaid principal amount of Total Funded Debt as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Adjusted Consolidated EBITDA for the four (4) consecutive Fiscal Quarter period ending as of such date, to exceed the corresponding ratio set forth below opposite such period:

Period	Ratio
July 16, 2007 through and including September 30, 2008	6.00 to 1.00
October 1, 2008 through and including September 30, 2009	5.50 to 1.00
October 1, 2009 and thereafter	5.00 to 1.00

(b) Interest Coverage Ratio. The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Interest Coverage Ratio”) of (i) Adjusted Consolidated EBITDA for any four (4) consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter ending during the periods described below to (ii) Interest Expense for such period ending as of such date, to be less than the corresponding ratio set forth below opposite such period:

Period	Ratio
July 16, 2007 through and including December 31, 2008	1.75 to 1.00
January 1, 2009 and thereafter	2.00 to 1.00

(d) Amendment to Section 10.1(n) Section 10.1(n) of the Agreement is hereby amended and restated to read as follows:

(n) Change of Control. A change in control pursuant to Section 7.1(j) (or such comparable section) of the Domestic Credit Agreement shall occur; or

(e) Amendments to Exhibit “A” of the Agreement. (i) The following definitions in Exhibit “A” of the Agreement are hereby amended and restated in their entirety, to read as follows:

“Adjusted Consolidated EBITDA” means EBITDA adjusted as required or permitted by Regulation S-X of the 1933 Act, but in any event in a manner consistent with the Borrower’s applicable filings submitted with the Securities and Exchange Commission.

“Domestic Credit Agreement” shall mean the Credit Agreement dated as of June 12, 2007, among the Borrower, the other Loan Parties from time to time party thereto, the financial institutions from time to time party thereto and LaSalle Bank National Association, as Administrative Agent, Swing Line Lender and an Issuing Lender, as the same may be amended, restated, supplemented, modified, refunded, refinanced or replaced, in whole or in part, from time to time.

“Domestic Lenders” shall mean LaSalle Bank National Association, as administrative agent, and other agents, arrangers and lenders now or hereafter party to the Domestic Credit Agreement.

“EBITDA” means, with respect to any period, as determined in accordance with GAAP, the sum of the amounts for such period of Net Income, (a) plus, without duplication and to the extent reflected as a charge in the consolidated statement of such Net Income for such period: (i) depreciation, depletion and amortization expense, (ii) federal, state, local and foreign income taxes, (iii) Interest Expense, (iv) transaction fees and expenses incurred in connection with the Transactions (as defined in the Domestic Credit Agreement) to the extent not capitalized and to the extent not exceeding in the aggregate $3,000,000, (v) non-cash charges and losses (excluding any such non-cash charges or losses to the extent (x) there were cash charges with respect to such charges and losses in past accounting periods or (y) there is a reasonable expectation that there will be cash charges with respect to such charges and losses in future accounting periods), (vi) any amounts included in the calculation of Net Income for amortization or non-cash charges for the write-off or impairment of goodwill, intangibles or other purchase accounting adjustments related to the accounting for the Transactions or other acquisitions under GAAP (including Financial Accounting Standards No. 141 and 142), (vii) fees and expenses incurred in connection with the Bonding Agreement (as defined in the Domestic Credit Agreement) and the Equipment Financing Debt (as defined in the Domestic Credit Agreement), (viii) Net Income attributable to the minority equity interest in NASDI (as defined in the Domestic Credit Agreement) that is not owned by the Borrower to the extent the Net Income in respect of such minority equity interest is received by the Borrower and (ix) transaction fees and expenses incurred in connection with the acquisition of the vessels Ohio and Terrapin Island to the extent not capitalized, and (b) minus, without duplication, (i) non-cash gains (excluding any such non-cash gains to the extent (x) there were cash gains with respect to such gains in past accounting periods or (y) there is a reasonable expectation that there will be cash gains with respect to such gains in future accounting periods) and (ii) Net Income attributable to the minority equity interest in NASDI that is not owned, directly or indirectly, by the Borrower to the extent the Net Income in respect of such minority equity interest is distributed to the holder or holders of such minority equity interest and (c) plus, without duplication, cash dividends received by the Borrower or any Subsidiary from Amboy Aggregates, a New Jersey joint venture, and any other equity joint ventures.

“GAAP” means generally accepted accounting principles set forth in the rules, regulations, statements, opinions and pronouncements of the American Institute of Certified Public Accountants and of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), except as provided in the definitions of “Debt” and “Interest Expense” in respect of the treatment of Capital Stock of the Borrower pursuant to Statement of Financial Accounting Standards No. 150 (“FAS 150”), which, subject to Section 1.3, are applicable to the circumstances as of the date of determination.

“Interest Expense” means, for any Fiscal Quarter, the aggregate consolidated interest expense (net of interest income) of the Borrower and its consolidated Subsidiaries for such Fiscal Quarter, as determined in accordance with GAAP, including (i) Non-Use Fees (as defined in the Domestic Credit Agreement) paid or payable during such Fiscal Quarter, (ii) all other fees paid or payable with respect to the issuance or maintenance of any Guaranty or contingent Debt (including Letters of Credit (as defined in the Domestic Credit Agreement) but excluding fees paid under the Bonding Agreement (as defined in the Domestic Credit Agreement)), which, in accordance with GAAP, would be included as interest expense, (iii) net costs or benefits under any Rate Protection Agreement (excluding (A) any gain or loss recognized under GAAP resulting from the mark to market valuation of any Rate Protection Agreement and (B) the costs of any commodity hedging transaction or foreign currency hedging transaction) and (iv) the portion of any payments made in respect of Capitalized Rentals of the Borrower and its consolidated Subsidiaries allocable to interest expense, but excluding any amortization of costs and expenses incurred in connection with, and relating to, this Agreement or other financings permitted by this Agreement. Notwithstanding the foregoing, “Interest Expense” shall not include (a) any non-cash dividends or other non-cash payments in respect of any Capital Stock of the Borrower that is not included in the definition of “Debt” pursuant to the last sentence of such definition or (b) the positive or negative mark to market value of any interest rate hedging transaction.

“Maturity Date” shall mean September 29, 2009.

“Note” shall mean the Amended and Restated International Revolving Note executed by the Borrower, as of July 16, 2007, and payable to the Bank, in the original principal amount of Twenty-Four Million and No/100 Dollars ($24,000,000.00) and each renewal, increase, extension, amendment, replacement, modification or other re-arrangement thereof.

“Restricted Payments” means (i) any dividend or other distribution on account of any shares of any class of Capital Stock of the Borrower or any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower (including, without limitation, any class of preferred stock) now or hereafter outstanding (except a dividend payable solely in shares or any warrants, options or other rights with respect thereto or rights to acquire shares, of common stock of the Borrower or any Subsidiary of the Borrower), (ii) any redemption, retirement, repurchase, sinking fund or similar payment, purchase or other acquisition for value of any shares of any class of Capital Stock of the Borrower or any Subsidiary of the Borrower that is not a wholly-owned Subsidiary of the Borrower now or hereafter outstanding or any warrants, options or other rights with respect thereto, (iii) any voluntary or mandatory redemption, repurchase, retirement, sinking fund payment or other payment of principal with respect to the Note Indenture Obligations (as defined in the Domestic Credit Agreement), or any voluntary payment or other prepayment of interest with respect to the Note Indenture Obligations, except in each case in connection with a Permitted Note Refinancing (as defined in the Domestic Credit Agreement) or (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of the Borrower or any of its Subsidiaries.

(ii) The definition of “Debt” is hereby amended, by deleting the last sentence therefrom, and substituting in lieu the following:

For the avoidance of doubt and notwithstanding the requirements of GAAP, Capital Stock issued by Borrower hereafter shall not constitute Debt (including for the purpose of the covenants in Section 9.5) so long as such Capital Stock does not require any cash payments or dividends thereon or require any mandatory redemption or repurchase prior to the date one year after the maturity of the Obligations (as defined in the Domestic Credit Agreement).

(iii) The following definitions in Exhibit “A” of the Agreement are hereby deleted in their entirety: Base Capital Expenditures Amount, Capital Expenditures, Holdings, Senior Debt and Senior Leverage Ratio.

(f) All references in the Agreement to “Holdings” are hereby deleted.

(g) The International Revolving Note, in the form of Exhibit B to the Agreement, is hereby amended to be in the form of Exhibit B to this First Amendment.

SECTION 2. REPRESENTATIONS AND WARRANTIES TRUE; NO EVENT OF DEFAULT. By its execution and delivery hereof, the Borrower represents and warrants that, as of the date hereof:

(a) (i) the Borrower has all requisite power and authority to execute and deliver this First Amendment, (ii) this First Amendment has been duly executed and delivered by the Borrower, and (iii) this First Amendment and the Agreement, as amended hereby, constitute valid and legally binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by Debtor Laws;

(b) there exists no Event of Default or Default under the Agreement both before and after giving effect to this First Amendment;

(c) the representations and warranties set forth in the Agreement and other International Loan Documents are true and correct in all material respects on the date hereof both before and after giving effect to this First Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(d) the Agreement, as amended hereby, and the other International Loan Documents remain in full force and effect; and

(e) neither the execution, delivery and performance of this First Amendment or the Agreement, as amended hereby, nor the consummation of any transactions contemplated herein or therein, will (a) contravene the terms of the Organization Documents of the Borrower, (b) violate any Governmental Requirement or (c) conflict with any Obligation to which the Borrower is a party; except in the case of clauses (b) and (c) above to the extent that such conflict could not reasonably be expected to have a Material Adverse Effect.

SECTION 3. CONDITIONS TO EFFECTIVENESS. All provisions of this First Amendment shall be effective upon receipt by the Bank of executed signature pages from the Borrower, the Guarantor and the Bank.

SECTION 4. ACKNOWLEDGEMENT AND AGREEMENT OF GUARANTOR. Guarantor hereby (i) consents to the terms and execution hereof; (ii) reaffirms its obligations to the Bank pursuant to the terms of its Guaranty; and (iii) acknowledges that the Bank may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the Guarantor and without impairing the liability of the Guarantor under its Guaranty for all of the Borrower’s present and future indebtedness to the Bank.

SECTION 5. REFERENCE TO THE AGREEMENT.

(a) Upon the effectiveness of this First Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, or words of like import shall mean and be a reference to the Agreement, as affected and amended hereby.

(b) The Agreement, as amended by the amendments referred to above, shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 6. COSTS, EXPENSES AND TAXES. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Bank in connection with the preparation, reproduction, execution and delivery of this First Amendment and the other instruments and documents to be delivered hereunder (including the reasonable fees, charges and disbursements of counsel with respect thereto).

SECTION 7. EXECUTION IN COUNTERPARTS. This First Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument. For purposes of this First Amendment, a counterpart hereof (or signature page thereto) signed and transmitted by any Person party hereto to the Bank (or its counsel) by facsimile machine, telecopier or electronic mail is to be treated as an original. The signature of such Person thereon, for purposes hereof, is to be considered as an original signature, and the counterpart (or signature page thereto) so transmitted is to be considered to have the same binding effect as an original signature on an original document.

SECTION 8. HEADINGS. Section headings in this First Amendment are included herein for convenience of reference only and shall not constitute a part of this First Amendment for any other purpose.

SECTION 9. ENTIRE AGREEMENT. THIS FIRST AMENDMENT AND THE OTHER INTERNATIONAL LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

SECTION 10. GOVERNING LAW. THIS FIRST AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN PROVISIONS OF 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 11. WAIVERS OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS FIRST AMENDMENT OR INTERNATIONAL LOAN DOCUMENTS, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS FIRST AMENDMENT OR ANY INTERNATIONAL LOAN DOCUMENT AND AGREE THAT ANY ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

REMAINDER OF PAGE LEFT INTENTIONALLY BLANK

IN WITNESS WHEREOF, this First Amendment to Agreement is executed as of the date first set forth above.

BORROWER:

GREAT LAKES DREDGE & DOCK CORPORATION

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial Officer and Treasurer

GUARANTOR:

GREAT LAKES DREDGE & DOCK COMPANY, LLC

By:	/s/ Deborah A. Wensel
Deborah A. Wensel
Senior Vice President, Chief Financial Officer and Treasurer

BANK:

WELLS FARGO HSBC TRADE BANK, N.A.

By:	/s/ Robert Corder
	Name:	Robert Corder
	Title:	Vice President

EXHIBIT B

AMENDED AND RESTATED INTERNATIONAL REVOLVING NOTE

$24,000,000.00	July 16, 2007

FOR VALUE RECEIVED, the undersigned, GREAT LAKES DREDGE & DOCK CORPORATION, a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of WELLS FARGO HSBC TRADE BANK, N.A. (the “Bank”), on or before September 29, 2009 (the “Maturity Date”), the principal sum of Twenty-Four Million and 00/100 Dollars ($24,000,000.00), or, if less, the aggregate principal amount of the Obligations outstanding on the Maturity Date, in accordance with the terms and provisions of that certain International Letter of Credit Agreement dated as of September 29, 2006 by and among the Borrower, Great Lakes Dredge & Dock Company, LLC and the Bank (as amended from time to time, the “Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement).

The outstanding principal balance of this Note shall be due and payable as provided in the Agreement. The Borrower promises to pay interest on the outstanding principal amount of Obligations from and including the date of any Unpaid Drawing evidenced by this Note to but not including the Maturity Date at the rate or rates, and shall be due and payable on the dates, set forth in the Agreement. Interest shall accrue and be payable at the Default Rate when provided for in the Agreement.

Payments of principal and interest, and all amounts due with respect to costs and expenses, shall be made in lawful money of the United States of America in immediately available funds, without deduction, set-off or counterclaim to the Bank in accordance with Section 3.3 of the Agreement, on the dates on which such payments shall become due pursuant to the terms and provisions set forth in the Agreement.

If any payment of principal or interest on this Note shall become due on a Saturday, Sunday, or public holiday on which the Bank is not open for business, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing interest in connection with such payment.

All payments and prepayments made hereon shall be recorded in the holder’s records and such records shall be controlling, absent manifest error.

In addition to all principal and accrued interest on this Note, the Borrower agrees to pay (a) all reasonable out-of-pocket costs and expenses incurred by any owners and holders of this Note in collecting this Note through any probate, reorganization, bankruptcy or any other proceeding and (b) reasonable attorneys’ fees when and if this Note is placed in the hands of an attorney for collection after default.

All agreements between the Borrower, any Guarantor and the Bank, whether now existing or hereafter arising and whether written or oral, are hereby expressly limited so that in

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no contingency or event whatsoever, whether by reason of demand being made on this Note or otherwise, shall the amount paid, or agreed to be paid, to the Bank for the use, forbearance, or detention of the money to be loaned under the Agreement and evidenced by this Note or otherwise or for the payment or performance of any covenant or obligation contained in the Agreement, this Note or in any other International Loan Document exceed the Highest Lawful Rate. If, as a result of any circumstances whatsoever, fulfillment of any provision hereof or of any of such documents, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable usury law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if, from any such circumstance, the Bank shall ever receive interest or anything which might be deemed interest under applicable law which would exceed the Highest Lawful Rate, such amount which would be excessive interest shall be applied to the reduction of the principal amount owing on account of the Obligations or the amounts owing on other obligations of the Borrower and any Guarantor to the Bank under any International Loan Document and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of the Obligations and the amounts owing on other obligations of the Borrower and any Guarantor the Bank under any International Loan Documents, as the case may be, such excess shall be refunded to the Borrower or such Guarantor, as applicable. All sums paid or agreed to be paid to the Bank for the use, forbearance, or detention of the indebtedness of the Borrower and the Guarantors to the Bank shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term of such indebtedness until payment in full of the principal thereof (including the period of any renewal or extension thereof) so that the interest on account of such indebtedness shall not exceed the Highest Lawful Rate. Notwithstanding anything to the contrary contained in the Agreement or this Note, it is understood and agreed that if at any time the rate of interest which accrues on the outstanding Obligations shall exceed the Highest Lawful Rate, the rate of interest which accrues on the outstanding Obligations shall be limited to the Highest Lawful Rate, but any subsequent reductions in the rate of interest which accrues on the outstanding Obligations shall not reduce the rate of interest which accrues on the outstanding Obligations below the Highest Lawful Rate until the total amount of interest accrued on the outstanding Obligations equals the amount of interest which would have accrued if such interest rate had at all times been in effect. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the Borrower, the Guarantors and the Bank.

This Note is entitled to the benefits of the Agreement, which Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events, for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions and with the effect therein specified, and provisions to the effect that no provision of the Agreement or this Note shall require the payment or permit the collection of interest in excess of the Highest Lawful Rate. The obligations of the Borrower hereunder are secured by the International Security Documents. It is contemplated that by reason of prepayments or repayments hereon prior to the Maturity Date, there may be times when no indebtedness is owing hereunder prior to such date, but notwithstanding such occurrences, this Note shall remain valid and shall be in full force and effect as to reimbursement obligations in respect of Letters of Credit issued pursuant to the Agreement subsequent to each such issuance.

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Except as otherwise specifically provided for in the Agreement, the Borrower and any and all endorsers, guarantors and sureties severally waive grace, demand, presentment for payment, notice of dishonor or default, protest, notice of protest, notice of intent to accelerate, notice of acceleration and diligence in collecting and bringing of suit against any party hereto, and agree to all renewals, extensions or partial payments hereon, with or without notice, before or after maturity.

The indebtedness evidenced by this Note is in renewal, extension and modification, but not in extinguishment or novation, of the indebtedness evidenced by that certain promissory note dated September 29, 2006 in the original principal amount of $20,000,000 executed by Borrower payable to the order of the Bank.

THIS NOTE, THE OTHER INTERNATIONAL LOAN DOCUMENTS (UNLESS ANY SUCH INTERNATIONAL LOAN DOCUMENT EXPRESSLY PROVIDES OTHERWISE) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES (OTHER THAN PROVISIONS OF 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

THIS NOTE AND THE OTHER INTERNATIONAL LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AS TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES; AND THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its officer thereunto duly authorized effective as of the date first above written.

GREAT LAKES DREDGE & DOCK CORPORATION

By:
Deborah A. Wensel
Senior Vice President, Chief Financial Officer and Treasurer

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